Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 17, 2017 Teleflex Incorporated ("Teleflex") completed the acquisition of Vascular Solutions, Inc. (“Vascular Solutions”). The unaudited pro forma condensed combined balance sheet set forth below gives effect to the acquisition of Vascular Solutions (the "Acquisition") and the related financing transactions (collectively the Acquisition, or the “Transactions”) as if they had occurred at December 31, 2016; the unaudited pro forma condensed consolidated combined income statement for the fiscal year ended December 31, 2016 gives effect to the Transactions as if they had occurred on January 1, 2016. Certain financial information of Vascular Solutions as presented in its consolidated statement of income and balance sheet have been reclassified to conform to the historical presentation of Teleflex's consolidated statement of income and balance sheet for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the Vascular Solutions Acquisition on the condensed combined financial information under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 805, “Business Combinations,” with Teleflex treated as the acquirer of Vascular Solutions. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by Teleflex at their estimated fair values as of the date the Acquisition was completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The purchase price allocation adjustments are estimates and may be further refined as additional information becomes available following completion of the Acquisition. Under applicable guidance, Teleflex is not required to finalize its acquisition accounting until the measurement period is complete. Any subsequent adjustments made in connection with the finalization of Teleflex’s acquisition accounting may be material.
The unaudited pro forma condensed combined financial information has been prepared by management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not indicative of the consolidated results of operations or financial position that Teleflex would have reported had the Acquisition occurred as of the dates indicated above, nor is it intended to be indicative of the consolidated results of operations or financial position that Teleflex will experience after the Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact on the combined results and are factually supportable; any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the Acquisition are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions that may be achievable subsequent to the Acquisition or the impact of any non-recurring activity and one-time transaction related costs.
The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the audited consolidated financial statements (and notes thereto) of Teleflex for the years ended December 31, 2016, 2015 and 2014 (which are available in Teleflex’s Annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017) and (ii) the audited consolidated financial statements (and notes thereto) of Vascular Solutions for the years ended December 31, 2016, 2015 and 2014, which are included in this Amendment No. 1 to the Current Report on Form 8-K.

TELEFLEX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016

	Historical Teleflex Incorporated	Vascular Solutions As Adjusted (Note 3)	Pro Forma Adjustments	Note References	Pro Forma Combined
	(Dollars and shares in thousands, except per share)
Net revenues	$1,868,027	$165,902	$—		$2,033,929
Cost of goods sold	871,827	62,880	831	5a	935,538
Gross profit	996,200	$103,022	$(831)		1,098,391
Selling, general and administrative expenses	563,308	62,839	19,365	5b	645,512
Research and development expenses	58,579	19,285	—		77,864
Restructuring and other impairment charges	59,227	—	—		59,227
Gain on sale of assets	(4,367)	—	—		(4,367)
Income from continuing operations before interest, loss on extinguishment of debt and taxes	319,453	20,898	(20,196)		320,155
Interest expense	54,941	—	22,485	5c	77,426
Interest income	(474)	(106)	—		(580)
Loss on extinguishment of debt	19,261	—	—		19,261
Income from continuing operations before taxes	245,725	21,004	(42,681)		224,048
Taxes on income from continuing operations	8,074	7,229	(15,792)	5d	(489)
Income from continuing operations	237,651	$13,775	(26,889)		224,537
Less: Income from continuing operations attributable to noncontrolling interest	464	—	—		464
Income from continuing operations attributable to common shareholders	$237,187	$13,775	$(26,889)		$224,073
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$5.47	$0.80			$5.17
Diluted:
Income from continuing operations	$4.98	$0.77			$4.70
Weighted average common shares outstanding:
Basic	43,325		—		43,325
Diluted	47,646		—		47,646

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

TELEFLEX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2016

	Historical Teleflex Incorporated	Vascular Solutions As Adjusted (Note 3)	Pro Forma Adjustments	Note References	Pro Forma Combined
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$543,789	$47,224	$(5,098)	6a	$585,915
Accounts receivable, net	271,993	24,009	—		296,002
Inventories, net	316,171	24,638	9,678	6b	350,487
Prepaid expenses and other current assets	40,382	3,530	(2,071)	6c	41,841
Prepaid taxes	8,179	583	3,809	6g	12,571
Assets held for sale	2,879	—	—		2,879
Total current assets	1,183,393	99,984	6,318		1,289,695
Property, plant and equipment, net	302,899	43,829	3,057	6d	349,785
Goodwill	1,276,720	9,956	512,096	6e	1,798,772
Intangible assets, net	1,091,663	6,801	532,449	6f	1,630,913
Deferred tax assets	1,712	3,256	(3,028)	6g	1,940
Other assets	34,826	500	7,947	6h	43,273
Total assets	$3,891,213	$164,326	$1,058,839		$5,114,378
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$183,071	$—	$37,329		$220,400
Accounts payable	69,400	5,342	—		74,742
Accrued expenses	65,149	3,200	(2,572)	6i	65,777
Current portion of contingent consideration	587	—	—		587
Payroll and benefit-related liabilities	82,679	6,840	—		89,519
Accrued interest	10,450	—	(5,450)	6j	5,000
Income taxes payable	7,908	—	—		7,908
Other current liabilities	8,402	—	—		8,402
Total current liabilities	427,646	15,382	29,307		472,335
Long-term borrowings	850,252	—	993,580	6k	1,843,832
Deferred tax liabilities	271,377	149	188,129	6g	459,655
Pension and postretirement benefit liabilities	133,062	—	—		133,062
Noncurrent liability for uncertain tax positions	17,520	—	—		17,520
Other liabilities	52,015	—	—		52,015
Total liabilities	1,751,872	15,531	1,211,016		2,978,419
Commitments and contingencies
Convertible notes - redeemable equity component	1,824	—	—		1,824
Mezzanine equity	1,824	—	—		1,824
Common shareholders’ equity
Common shares	45,814	176	(176)	6l	45,814
Additional paid-in capital	506,800	108,181	(108,181)	6l	506,800
Retained earnings	2,194,593	41,994	(45,376)	6m	2,191,211
Accumulated other comprehensive loss	(438,717)	(1,556)	1,556	6l	(438,717)
	2,308,490	148,795	(152,177)		2,305,108
Less: Treasury stock, at cost	170,973	—	—		170,973
Total common shareholders' equity	2,137,517	148,795	(152,177)		2,134,135
Total equity	2,137,517	148,795	(152,177)		2,134,135
Total liabilities and equity	$3,891,213	$164,326	$1,058,839		$5,114,378
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1 – Description of Vascular Solutions Acquisition
On February 17, 2017, Teleflex Incorporated (also referred to as the "Company" or "Teleflex") completed the acquisition (the "Acquisition") of Vascular Solutions, Inc. (“Vascular Solutions”) pursuant to the terms and conditions of the Agreement and Plan of Merger dated December 1, 2016 (the "Merger Agreement"). At the effective time of the Acquisition (the “Effective Time”), each share of common stock of Vascular Solutions (the “Shares”), other than Shares held by Vascular Solutions, Teleflex, or their respective subsidiaries, and Shares then held by a holder who properly asserted dissenters’ rights under applicable law, was converted into the right to receive $56.00 per Share in cash, without interest and subject to applicable withholding tax (the “Merger Consideration”). In addition, each outstanding option or similar right to purchase Shares (other than pursuant to the employee stock purchase program of Vascular Solutions) issued under the Vascular Solutions’ Stock Option and Stock Award Plan (the "Company Options") was canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, subject to applicable withholding tax. The aggregate consideration paid to holders of the Shares and the Company Options was approximately $1.0 billion.
On January 20, 2017 (the “Effective Date”), the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), which provides for a five-year, $1.0 billion revolving credit facility and a $750 million term loan facility to finance the Acquisition. In connection with the Acquisition, the Company borrowed $750 million under the term loan facility and $285 million under the revolving credit facility. The proceeds of these borrowings were used to pay the consideration owed in connection with the Acquisition, together with related fees and expenses.
Certain adjustments addressed below relate to a commitment fee for a bridge loan facility (the “Bridge Facility”) and backstop commitment (the "Backstop Commitment") that were put in place on December 1, 2016 to, among other things, assist the Company in financing the acquisition of Vascular Solutions. The Bridge Facility and Backstop Commitment were not utilized, as the required financing was provided under the Credit Agreement.
Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information show the impact of the Vascular Solutions acquisition on the combined balance sheet and statement of income under the acquisition method of accounting in accordance with ASC 805, "Business Combinations," with Teleflex treated as the acquirer of Vascular Solutions. Under the acquisition method of accounting, assets and liabilities are recorded at estimated fair values, as defined in ASC 820, "Fair Value Measurement." Under ASC 820, fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair values of Vascular Solutions identifiable tangible and intangible assets acquired and liabilities assumed were based on fair value estimates as of February 17, 2017, the date of acquisition. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. The Company is in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. Teleflex believes that the preliminary allocations of the purchase price as of February 17, 2017 provide a reasonable basis for estimating the fair values of assets acquired and liabilities assumed. These provisional estimates will be adjusted upon the availability of further information regarding events or circumstances which existed at the acquisition date and such adjustments may be material.
Note 3 – Historical Vascular Solutions

Teleflex conducted a review of Vascular Solutions' accounting policies to determine if differences in accounting policies between Teleflex and Vascular Solutions required reclassification of Vascular Solutions' financial position and historical results of operations to conform to the Company’s accounting policies and classifications for purposes of presenting the unaudited pro forma condensed combined financial information. As a result certain balances from the consolidated financial statements of Vascular Solutions were reclassified to conform to Teleflex's accounting policies and the presentation to that of Teleflex. The following reclassifications were made to the unaudited pro forma condensed combined statement of income and balance sheet as of and for the year ended December 31, 2016:

	Year ended December 31, 2016
Description	Historical Vascular Solutions (1)	Reclassifications and pro forma adjustments (2)	Vascular Solutions As Adjusted (3)
	(in thousands)
Reclassifications
Statement of Income:
Net revenues	$166,569	$(667)	$165,902
Cost of goods sold	58,451	4,429	62,880
Collaboration expenses	40	(40)	—
Research and development expense	20,410	(1,125)	19,285
Clinical and regulatory	8,400	(8,400)	—
Sales and marketing	37,642	(37,642)	—
General and administrative	19,113	(19,113)	—
Amortization of purchased technology and intangibles	1,615	(1,615)	—
Selling, general and administrative expenses	—	62,839	62,839
Other income (expenses)	106	(106)	—
Interest income	—	106	106

Balance Sheet:
Prepaid expenses and other	4,113	(583)	3,530
Prepaid taxes	—	583	583
Intangible assets, net	7,301	(500)	6,801
Other assets	—	500	500

Pro forma adjustment
Statement of Income:
Income tax expense	(5,535)	(1,694)	(7,229)
Basic earnings per share available to common shareholders	0.90	(0.10)	0.80
Diluted earnings per share available to common shareholders	0.87	(0.10)	0.77

Balance Sheet:
Additional paid-in capital	106,487	1,694	108,181
Retained earnings	43,688	(1,694)	41,994
(1) This column represents those amounts derived from the Vascular Solutions audited consolidated financial statements as of and for the year ended December 31, 2016.
(2) This column represents reclassifications and pro forma adjustments made to conform Vascular Solutions' historical consolidated balance sheet and related statement of earnings for the year ended December 31, 2016 to Teleflex's presentation. These reclassifications and adjustments are described in more detail below.
(3) This column represents Vascular Solutions' historical consolidated balance sheet and related statement of earnings after reclassifications and pro forma adjustments required to conform to Teleflex's presentation.
Vascular Solutions presents administrative fees paid to group purchasing organizations (GPOs) in the Sales and marketing line. Teleflex reclassified those expenses to Net revenues to conform to its presentation.
Vascular Solutions presents the following line items in its statement of earnings: Collaboration expenses, Clinical and regulatory, Sales and marketing, General and administrative and Amortization of purchased technology and intangibles. Teleflex reclassified these expenses to Cost of goods sold, Selling, general and administrative expenses and Research and development expenses, as applicable, to conform to its presentation.

Vascular Solutions' historical financial results for the year ended December 31, 2016 reflected the early adoption of the shared-based payment transactions accounting guidance issued by the FASB in March 2016, which requires, among other things, that excess tax benefits and deficiencies related to share-based awards be recorded within income tax expense. The Company recorded a pro forma adjustment of $1.7 million to increase Income tax expense and Additional paid-in capital to eliminate the effects of Vascular Solutions' early adoption of this guidance as it relates to accounting for excess tax benefits.
Note 4 – Merger Consideration and Allocation
The following is a preliminary allocation of the assets acquired and the liabilities assumed by the Company as part of the acquisition, reconciled to the consideration transferred assuming the acquisition occurred on December 31, 2016:

Amount
(in thousands)
Net book value of net assets acquired as of December 31, 2016	$148,795
Less write-off of pre-existing Vascular Solutions goodwill and intangible assets	(16,757)
Adjusted net book value of assets assumed	132,038
Adjustments to:
Inventory	9,678
Property, plant and equipment	3,057
Identifiable intangible assets	539,250
Deferred taxes, net	(187,348)
Goodwill	522,052
Consideration transferred	$1,018,727
Note 5 – Unaudited Pro Forma Condensed Combined Income Statement Adjustments

The unaudited pro forma condensed combined income statement for the year ended December 31, 2016 gives effect to the following pro forma adjustments:

a.
Represents adjustment to cost of sales to reflect the estimated depreciation expense related to the pro forma adjustment to property plant and equipment as discussed in Note 6(d) based on a remaining useful life of 1 to 30 years.

b.	Represents the following adjustments to selling, general and administrative expenses (in thousands):

Depreciation adjustment in connection with the fair value of property, plant and equipment	$609
Amortization adjustment in connection with the fair value of intangible assets (1)	24,847
Vascular Solutions historical amortization expense	(1,615)
Acquisition transaction fees (2)	(4,476)
Pro forma adjustment	$19,365
(1) See Note 6(f) for information regarding useful lives of intangible assets.
(2) Represents transaction costs related to the acquisition incurred during the year ended December 31, 2016. Such costs are considered non-recurring in nature and therefore have been excluded from the unaudited pro forma condensed combined statement of income.

c.
Represents incremental interest expense on debt incurred to finance the transaction, including amortization of the debt issuance costs over the life of the debt instruments and the reversal of commitment fee related to the Bridge Facility (in thousands):

Reversal of commitment fee related to the Bridge Facility and Backstop Commitment (incurred as of December 31, 2016)	$(3,379)
Interest expense and amortization of debt issuance costs associated with term loan (1)(3)	18,044
Interest expense and amortization of debt issuance costs associated with revolving credit facility used in connection with the transaction (2)(3)	7,820
Pro forma adjustment	$22,485
(1) The interest expense associated with the term loan is based on a weighted average interest rate of 2.3%.
(2) The interest expense associated with the revolving credit facility is based on a weighted average interest rate of 2.2%.
(3) A 1/8% increase or decrease in interest rates would result in a change in interest expense associated with the term loan and revolving credit facility of approximately $1.0 million and $0.4 million respectively, for the year ended December 31, 2016.

d.	Represents the tax effects of all the adjustments described in Notes 5(a) through 5(c) above using a blended U.S federal and state statutory rate.
Note 6 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The unaudited pro forma condensed combined balance sheet as of December 31, 2016 gives effect to the following pro forma adjustments:

a.	Represents the following adjustments to cash and cash equivalents (in thousands):

Merger consideration	$(1,018,727)
Proceeds from term loan, net of issuance costs	746,409
Proceeds from revolving credit facility, net of issuance costs	276,122
Estimated acquisition transaction fees	(8,902)
Pro forma adjustment	$(5,098)

b.
Reflects the increase in Vascular Solutions inventory to its estimated fair value. This estimated step-up in inventory is preliminary and is subject to changes based on the Company's final determination of the fair value of the inventory. This step-up will be expensed as the acquired inventory is sold, which is projected to occur within the first year after close of the transaction. As this item will have no continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statement of income.

c.	Represents reversals of the Bridge Facility and Backstop Commitment fees recognized in other current assets.

d.	Reflects the incremental amounts needed to record the estimated fair value of the acquired property, plant and equipment.

e.
Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents the following (in thousands):

Goodwill	$522,052
Pre-existing Vascular Solutions goodwill	(9,956)
Pro forma adjustment	$512,096

f.	Identifiable intangible assets acquired consist of the following (in thousands):

Description	Weighted Average Estimated useful life	Estimated Value
Customer relationships	25 years	$258,800
Developed technology	18 years	248,200
In-process research and development	N/A	15,600
Trade name	20 years	16,650
Estimated fair value of identified intangible assets		539,250
Pre-existing Vascular Solutions intangible assets		(6,801)
Pro forma adjustment		$532,449

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

g.
Reflects the adjustment to prepaid taxes, deferred income tax assets and deferred income tax liabilities of $3.8 million, $3.0 million and $188.1 million, respectively, resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. The estimate of deferred taxes was based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. A blended U.S federal and state tax rate was applied to each adjustment as the majority of fair value adjustments relate to entities domiciled in the United States. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination, with respect to each applicable jurisdiction, of the fair value of assets acquired and liabilities assumed.

h.	Represents the following adjustments to other assets (in thousands):

Revolving credit facility issuance costs	$8,378
Extinguishment of debt related to 2013 Credit Agreement (1)	(431)
Pro forma adjustment	$7,947
(1) Reflects the write off of debt issuance costs resulting from the Company's entry into the 2017 Credit Agreement, which was considered a partial extinguishment of the Company's previously outstanding credit agreement (the "2013 Credit Agreement").

i.
Represents reversal of the transaction costs accrued as of December 31, 2016 partially offset by impact of accruing cash severance payment to a former member of Vascular Solutions executive management, expected to be paid after closing.

j.	Represents reversal of the Bridge Facility commitment fee recognized in accrued interest.

k.	Represents the following adjustments to current and long-term borrowings (in thousands):

Proceeds from term loan, net issuance costs	$746,409
Proceeds from revolving credit facility	284,500
Total	1,030,909
Pro forma adjustment - current borrowings	37,329
Pro forma adjustment - long-term borrowings	$993,580

l.	Represents the elimination of Vascular Solutions historical common stock, additional paid-in capital, and accumulated other comprehensive loss.

m.	Represents the following adjustments to retained earnings (in thousands):

Reversal of Bridge Facility commitment fees	$3,379
Estimated acquisition related costs not yet incurred as of December 31, 2016	(6,330)
Elimination of Vascular Solutions historical retained earnings	(41,994)
Extinguishment of debt related to 2013 Credit Agreement (Note 6(h))	(431)
Pro forma adjustment	$(45,376)